EXECUTION VERSION

Exhibit 10.24

BROADWAY FINANCIAL CORPORATION

STOCK PURCHASE AGREEMENT

February 19, 2021

i

6.3	Amendment and Waivers	33
6.4	Counterparts and Facsimile	33
6.5	Governing Law	33
6.6	WAIVER OF JURY TRIAL	33
6.7	Notices	34
6.8	Entire Agreement	34
6.9	Successors and Assigns	34
6.10	Captions	35
6.11	Severability	35
6.12	Third Party Beneficiaries	35
6.13	Public Announcements	35
6.14	Specific Performance	35
6.15	No Recourse to Other Persons	35

INDEX OF DEFINED TERMS

Page

Action	8
Affiliate	30
Agency	31
Agreement	1
Bank	6
Bank Merger	1
Benefit Plans	16
Board of Directors	31
Business Day	31
Capital Stock	31
CDFI	6
CFB	1
Class A Common Stock	1
Class B Common Stock	1
Class C Common Stock	1
Closing	2
Closing Date	2
Code	31
Company	1
Company Employees	16
Company Financial Statements	9
Company Indemnified Parties	27

Company Insurance Policies	15
Company IT Assets	10
Company Reports	9
Company Specified Representations	31
Company Stock Plan	7
Company Subsidiaries	6
Company Subsidiary	6
Concurrent Other Transactions	1
control	30
controlled by	30
controlling	30
Disclosure Schedule	31
Disqualification Event	18
EESA	16
ERISA	16
ERISA Affiliate	16
Exchange Act	9
FDIC	6
GAAP	31
Governmental Authorizations	14
Governmental Consent	31
Governmental Entity	32
Indemnified Party	28
Indemnifying Party	28
Insider	19
Insurer	32
Intellectual Property Rights	15
Investment	1
Investor	1
Investor Indemnified Parties	27
Investor Specified Representations	32
Knowledge	32
Law	14
Liens	8
Loan Investor	32
Losses	32
Material Adverse Effect	5
Merger	1
Merger Agreement	1
Merger Transactions	1
Multiemployer Plan	16
Non-Voting Common Stock	7
OFAC	12
Parties	1
Per Share Purchase Price	2

Person	32
Personal Information	11
Placement Agents	1
Preferred Stock	7
Previously Disclosed	5
Privacy Laws	11
Purchase Price	2
Registration Statement	21
Rule 506	18
SEC	5
Securities Act	7
Shares	2
SLHCA Act	6
Stockholder Approval	3
Subsidiary	32
Surviving Bank	1
Tax	32
Tax Return	33
Taxes	32
Third Party Claim	28
Threshold Amount	27
under common control with	30
Voting Common Stock	7
Voting Debt	7
Voting Securities	33

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of February 19, 2021, and is entered into by and among Broadway Financial Corporation, a Delaware corporation (the “Company”), and Ally Ventures, a business unit of Ally Financial Inc., a Delaware corporation (the “Investor”, and together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (the “Merger Agreement”) with CFBanc Corporation, a District of Columbia benefit corporation (“CFB”) which provides, among other things and subject to the terms and conditions of the Merger Agreement, for (i) the merger of CFB with and into the Company, with the Company continuing as the surviving entity in the Merger (the “Merger”), (ii) immediately following the Merger, Broadway Federal Bank, f.s.b., a wholly owned subsidiary of the Company, will merge with and into City First Bank of D.C., National Association (“CFB Sub”), a wholly owned subsidiary of CFB (the “Bank Merger” and together with the Merger and the other transactions contemplated by the Merger Agreement, the “Merger Transactions”), with CFB Sub continuing as the surviving entity (the “Surviving Bank”), and (iii) the Company’s voting common stock, par value $0.01 per share, will be renamed Class A Common Stock (“Class A Common Stock”), a new class of non-voting common stock of the Company, par value $0.01 per share, will be created which will be named Class B Common Stock (“Class B Common Stock”) and the Company’s currently authorized non-voting common stock, par value $0.01 per share, will be renamed Class C Common Stock (the “Class C Common Stock” and collectively, the “Common Stock” );

WHEREAS, the Company has engaged Raymond James & Associates, Inc. and Keefe, Bruyette & Woods, Inc. as co-placement agents (the “Placement Agents”) for the offering of the Common Stock.

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, on the terms and conditions described herein, shares of Class A Common Stock at the Per Share Purchase Price specified herein (the “Investment”);

WHEREAS, the Investment is proposed to be made subject to completion of the Merger Transactions;

WHEREAS, the Investment is proposed to be made concurrently with the sale by the Company of shares of Class A Common Stock and Class C Common Stock at the Per Share Purchase Price via private placement to certain other investors (the “Concurrent Other Transactions”); and

NOW, THEREFORE, in consideration of the premises, and of the respective representations, warranties, covenants and other agreements of the Parties set forth herein, the Parties hereby agree as follows:

ARTICLE 1.

PURCHASE; CLOSING

1.1        Issuance, Sale and Purchase. On the terms and subject to the conditions set forth herein, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, free and clear of any Liens, 561,797 shares of Class A Common Stock (the “Shares”) at a per share purchase price of $1.78 or, if lower, the same price paid by any other Person who acquires shares (or enters into any agreement to acquire shares) of Class A Common Stock (or any other Voting Stock or Non-Voting Stock or common equivalent Preferred Stock) after the date hereof and prior to, or substantially contemporaneous with, the Closing (the “Per Share Purchase Price”), payable to the Company in immediately available funds at the Closing; provided, however, that the number of Shares that the Investor is required to purchase pursuant to this Section 1.1 shall be reduced, if and to the extent necessary to cause the percentage of the Company’s Class A Common Stock held by the Investor as of immediately following the Closing and the closing of the Concurrent Other Transactions not to exceed 4.9% of the total number of shares of Class A Common Stock outstanding immediately following the Closing and the closing of the Concurrent Other Transactions.  The aggregate purchase price payable pursuant to this Section 1.1 is referred to herein as the “Purchase Price”).

1.2         Closing; Deliverables for the Closing; Conditions to the Closing.

(a)         Closing.  Unless this Agreement has been terminated pursuant to Article 4, and subject to the satisfaction or, to the extent permitted by Law and this Agreement, the written waiver of the conditions set forth in Section 1.2(c), the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of Arnold & Porter LLP, located at 777 South Figueroa Street, 44th Floor, Los Angeles, California 90017, or remotely via the electronic or other exchange of documents and signature pages, at 9:00 a.m. Pacific Time on the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Section 1.2(c) (other than those which by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or such other date as may be agreed to by the Parties (the “Closing Date”).

(b)         Closing Deliverables.  Subject to the satisfaction or permitted waiver of the conditions to the Closing set forth in Section 1.2(c), at the Closing the Parties shall make the following deliveries:

(i)          the Company shall deliver to the Investor one or more certificates evidencing the Shares registered in the name of the Investor (or if the Shares are to be uncertificated, the Company shall deliver appropriate evidence of such registration of the Shares in the name of the Investor);

(ii)        the Company shall deliver to the Investor a schedule setting forth the aggregate number of shares of each class of Capital Stock outstanding immediately after giving effect to the Merger Transactions, the Concurrent Other Transactions and the transactions contemplated hereby; and

(iii)      the Investor shall deliver the Purchase Price by wire transfer of immediately available funds to the account specified by the Company for this purpose by notice to the Investor prior to the Closing.

(c)           Closing Conditions.

(i)          The obligations of the Investor, on the one hand, and the Company, on the other hand, to consummate the purchase and sale of the Shares provided for in this Agreement are each subject to the satisfaction or, to the extent permitted by Law and this Agreement, the waiver by the Company or the Investor, as applicable, of the following conditions to the Closing under this Agreement:

(A)          All Governmental Consents required to have been obtained at or prior to the Closing Date in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

(B)         The Merger Transactions shall have been consummated in accordance with the Merger Agreement, including the approval of the Merger Agreement by the stockholders of each of the Company and CFB;

(C)          If required under applicable Law or the rules and regulations of the Nasdaq Stock Market, the approval by stockholders of the Company of resolutions providing for the Company’s issuance of the maximum number of shares of Common Stock to be issued under this Agreement and in the Concurrent Other Transactions in accordance with this Agreement, the definitive documentation relating to the Concurrent Other Transactions, and applicable Law and the rules and regulations of the Nasdaq Stock Market (such approval being referred to herein as the “Stockholder Approval”) shall have been obtained;

(D)           Approval by the stockholders of the Company to increase in the authorized number of shares of Voting Common Stock (which will become Class A Common Stock upon completion of the Merger) from 50,000,000 shares to 75,000,000 shares, to be effected by the filing of an amended and restated certificate of incorporation of the Company (the “Authorized Shares Increase Approval”), shall have been obtained.

(ii)         The obligation of the Investor to consummate the purchase of Shares provided for in this Agreement is also subject to the satisfaction or waiver by the Investor of the following conditions to the Closing:

(A)          (i) The  Company Specified Representations shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except, in the case of this clause (ii) only, to the extent that the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except, in the case of clauses (i) and (ii), that representations and warranties made as of a specified date shall be true and correct as of such date;

(B)        The Company shall have performed and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement to be performed by it on or prior to the Closing Date;

(C)          The Investor shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(c)(ii)(A), Section 1.2(c)(ii)(B) and Section 1.2(c)(ii)(D) have been satisfied on and as of the Closing Date;

(D)           Since the date of this Agreement, no Material Adverse Effect shall have occurred and no change or other event shall have occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)      The obligation of the Company to consummate the sale of the Shares provided for in this Agreement is also subject to the satisfaction or written waiver by the Company of the following conditions to the Closing:

(A)           The representations and warranties of the Investor set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except to the extent that the failure to be true and correct (without regard to any materiality qualifications contained therein) would not materially adversely affect the ability of the Investor to perform its obligations hereunder and except that (1) representations and warranties made as of a specified date shall be true and correct as of such date and (2) the representations and warranties of the Investor set forth in Sections 2.3(d) and 2.3(f) shall be true and correct in all respects;

(B)          The Investor shall have performed and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement to be performed by it on or prior to the Closing Date; and

(C)           The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of the Investor by a duly authorized person certifying to the effect that the conditions set forth in Section 1.2(c)(iii)(A) and Section 1.2(c)(iii)(B) have been satisfied on and as of the Closing Date.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES

2.1         Certain Terms.

(a)        As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, would reasonably be expected to (i) result in a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) materially impair or delay the ability of the Company or any of the Company Subsidiaries to perform its or their obligations under this Agreement to consummate the Closing or any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred under clause (i), there shall be excluded any circumstance, event, change, development or effect to the extent resulting from (A) actions or omissions of the Company or any Company Subsidiary expressly required or contemplated by the terms of this Agreement, (B) changes after the date hereof in general economic conditions in the United States, including financial market volatility or downturns, or in the markets in which the Company and the Company Subsidiaries operate, (C) changes after the date hereof affecting the banking industry generally, (D) any changes after the date hereof in applicable Laws or accounting rules or principles, including changes in GAAP, (E) changes in the market price or trading volume of the Common Stock or the Company’s other outstanding securities (but not the underlying causes of such changes), (F) any epidemic, pandemic or disease outbreak (including the Covid-19 virus) including any worsening of such conditions; or (G) any failure by the Company or any of the Company Subsidiaries to meet any internal projections or forecasts with regard to the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole (but not the underlying causes of such failure), in each case to the extent that such circumstance, event, change, development or effect referred to in clauses (B), (C) and (D) do not have a disproportionate effect on the Company and the Company Subsidiaries compared to other participants in the industries or markets in which the Company and the Company Subsidiaries operate.

(b)        As used in this Agreement, the term “Previously Disclosed” (i) with regard to any Party, means information set forth in its Disclosure Schedule under Section references corresponding with the provision of this Agreement to which such information relates (including, in the case of the Company, information identified in the Company’s Disclosure Schedule); provided, however, that if such information is disclosed in such a way as to make its relevance or applicability to another provision of this Agreement reasonably apparent on its face, such information shall be deemed to be responsive to such other provision of this Agreement and (ii) with regard to the Company, includes information publicly disclosed by the Company in any reports, schedules, forms, statements and other documents filed or furnished by the Company under the Securities Act and the Exchange Act with the Securities and Exchange Commission (the “SEC”), including pursuant to Section 13(a) or 15(d) thereof, since December 31, 2017, in each case available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature). Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.2         Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants to the Investor, as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that are as of a specific date, which are made as of that date) that:

(a)         Organization and Authority.  Each of the Company and the Company Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where any failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has the corporate or other organizational power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company has Previously Disclosed correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as amended through the date of this Agreement for the Company and Broadway Federal Bank, f.s.b. (the “Bank”).  The Company is duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) as a savings and loan holding company under the Savings and Loan Holding Company Act, as amended, 12 U.S.C. 1467a (the “SLHCA Act”).  As of the date hereof, the Company is a certified “community development financial institution” designated as such under the Community Development Banking and Financial Institutions Act of 1994, as amended (12 U.S.C. Sections 5311 et seq.) and its implementing regulations, as applicable (a “CDFI”).  Following the consummation of the Bank Merger, the Surviving Bank will apply to be designated as a CDFI.

(b)         Company Subsidiaries.  As of the date of this Agreement, the Company has Previously Disclosed a true, complete and correct list of each entity in which the Company, directly or indirectly, owns sufficient capital stock or holds a sufficient equity or similar interest such that it is consolidated with the Company in the financial statements of the Company or has the power to elect a majority of the board of directors or other persons performing similar functions (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries,” and upon the consummation of the Merger Transactions, the Surviving Bank and each entity specified in Part II of Section 2.2(b) of the Disclosure Schedules will be deemed a Company Subsidiary).  Except for the Company Subsidiaries and as Previously Disclosed, the Company does not own beneficially or control, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any general partnership or party to any joint venture or similar arrangement.  The Company owns, directly or indirectly, all of its interests in each Company Subsidiary free and clear of any and all Liens.  No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock or other interest of such Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock or other interest, or any option, warrant or right to purchase or acquire any additional shares of its capital stock.  The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act, as amended, and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions). The Company beneficially owns all of the outstanding capital securities of, and has sole control of, the Bank.

(c)          Capitalization.

(i)         Except as set forth on the Disclosure Schedule, as of the date hereof, the authorized Capital Stock of the Company consists of 50,000,000 shares of Voting Common Stock, par value $0.01 per share (“Voting Common Stock”), 25,000,000 shares of Non-Voting Common Stock, par value $0.01 (“Non-Voting Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 (“Preferred Stock”).

(ii)        As of the date hereof, before giving effect to the transaction provided for herein, the Merger Transactions and the Concurrent Other Transactions the Company has issued and outstanding: (i) 19,281,758 of shares of Voting Common Stock, including 556,169 shares of Voting Common Stock granted in respect of outstanding restricted stock awards, (ii) 1,637,902 shares of Voting Common Stock held by the trust for the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan, and (iii) 8,756,396 shares of Non-Voting Common Stock.

(iii)        As of the date hereof, other than in respect of awards outstanding under or issuable pursuant to the Company’s 2008 Long-Term Incentive Plan (the “Company Stock Plan”) consisting of options to purchase an aggregate of 450,000 shares of common stock, and except in connection with this Agreement and the transactions contemplated hereby, the Merger Agreement and the Concurrent Other Transactions, the Company has not (A) agreed to issue or authorized the issuance after the date hereof of any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock, (B) reserved for issuance any shares of Capital Stock of the Company or (C) repurchased or redeemed, or agreed to or authorized the repurchase or redemption of, any shares of Capital Stock of the Company.

(iv)       All of the issued and outstanding shares of Capital Stock of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, except for the preemptive rights granted to certain institutional stockholders of the Company identified on Schedule 2.2(c)(iv) of the Company’s Disclosure Schedule.  None of the outstanding shares of Capital Stock or other securities of the Company or any of the Company Subsidiaries was issued, sold or offered by the Company or any Company Subsidiary in violation of the Securities Act of 1933, as amended (the “Securities Act”) or the securities or blue sky laws of any state or jurisdiction, or in violation of any agreement, arrangement or commitment to which the Company was or is a party or subject, or in violation of any preemptive or similar rights of any Person.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding.

(v)        As of the date of this Agreement, except for the outstanding awards under the Company Stock Plan, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Capital Stock or Voting Debt of the Company.

(d)          Authorization; No Conflicts.

(i)       The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The Board of Directors has approved the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Investor, is the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law).

(ii)        Neither the execution and delivery by the Company of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will, with or without the passage of time and giving of notice, (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests or other encumbrances of any kind (“Liens”) upon any of the properties or assets of the Company or any Company Subsidiary, under any of the terms, conditions or provisions of (1) the certificate of incorporation or bylaws (or similar governing documents) of the Company and each Company Subsidiary or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which it may be bound, or to which the Company or any of the Company Subsidiaries, or any of the properties or assets of the Company or any of the Company Subsidiaries may be subject, or (B) violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets except in the case of clauses (A)(2) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          Governmental Consents.  Except as set forth in the Disclosure Schedule, no Governmental Consents are necessary for the execution and delivery of this Agreement or for the sale by the Company of Common Stock to the Investor pursuant to this Agreement.

(f)         Litigation and Other Proceedings.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or as would not reasonably be expected to adversely impact the reputation of the Company, the Company Subsidiaries or their respective investors in any material respect, there is no pending or, to the Knowledge of the Company, threatened claim, action, suit, arbitration, complaint, charge or investigation or proceeding (each an “Action”) against the Company or any Company Subsidiary or any of their respective assets, rights or properties, nor is the Company or any Company Subsidiary a party or named as subject to the provisions of any order, writ, injunction, settlement, judgment or decree of any court, arbitrator or government agency, or instrumentality.  There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation or other Action by the SEC involving the Company or any current or former director or officer of the Company in his or her capacity as such.

(g)       Financial Statements.  The audited consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of operations, changes in stockholders’ equity and cash flows, together with the notes thereto, included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2019 and the unaudited consolidated balance sheets of the Company and the Company Subsidiaries and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows, together with the notes thereto, included in the Company’s quarterly reports on Form 10-Q filed with the SEC for the quarterly period ending September 30, 2020 (the “Company Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) complied, as of the date of such filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis and (iv) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein.

(h)         Reports.  Since December 31, 2017, the Company and each Company Subsidiary have filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that they were required to file with any Governmental Entity, including all those required under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing, collectively, being referred to herein as the “Company Reports”) and have paid all material fees and assessments due and payable in connection therewith.  As of their respective filing dates, or as subsequently amended prior to the date hereof, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities.  As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report that were the subject of written correspondence that have not been resolved.  The Company Reports, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed and, as of the date of each such Company Report filed with the SEC, or if amended prior to the date of this Agreement, as of the date of such amendment, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(i)          Internal Accounting and Disclosure Controls.  The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries (including all means of access thereto and therefrom) or reputable banking industry service providers, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have an adverse effect on the system of internal accounting controls described below in this Section 2.2(i).  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) intended to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date of this Agreement, the Company has no Knowledge of any reason that its outside auditors and its chief executive and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when due.  Since December 31, 2017, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.

(j)           Data Privacy.

(i)         The Company and the Company Subsidiaries have taken reasonable steps consistent with customary industry practices to protect the confidentiality, integrity, availability and security of the computers, servers, workstations, routers, hubs, switches, circuits, networks and other information technology equipment owned or controlled by them or by any third party and material to the Company and the Company Subsidiaries (the “Company IT Assets”) (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and there has been no unauthorized use, access, interruption, modification or corruption of the Company IT Assets.

(ii)       In connection with their receipt, purchase, collection, securing, safeguarding, storage, transfer (including any transfer across national borders), disclosure, destruction/disposal, and/or use or other processing of any Personal Information, each of the Company and the Company Subsidiaries, is and has been, in material compliance with all Privacy Laws, their respective privacy policies and the requirements of any contract or codes of conduct to which any of the Company or the Company Subsidiaries is a party.  The privacy policies of the Company are customary for the industry in which the Company operates.  The Company and the Company Subsidiaries have commercially reasonable and appropriate physical, technical, organizational, and administrative security measures and policies in place designed to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use, interruption, modification, corruption, and/or disclosure.  The Company and the Company Subsidiaries have binding written agreements obligating (in accordance with and as required by Privacy Laws (as applicable)) all third parties collecting, accessing, receiving, storing or processing Personal Information on behalf of the Company and the Company Subsidiaries to (i) comply with all applicable Privacy Laws, (ii) take commercially reasonable and appropriate steps to protect and secure such Personal Information from and against unauthorized access, use interruption, modification, corruption, and/or disclosure which are no less stringent than those applied by the Company and the Company Subsidiaries and (iii) promptly notify the Company and the Company Subsidiaries of any unauthorized access, use interruption, modification, corruption, and/or disclosure of Personal Information or Company IT Assets processing Personal Information.  The Company and the Company Subsidiaries are, and since December 31, 2017, have been, in compliance in all material respects with all Privacy Laws and any other applicable Laws in all relevant jurisdictions relating to data loss, theft and breach of security notification obligations.  Since December 31, 2017, none of the Company or any of the Company Subsidiaries has experienced a material breach of its information technology systems or a data loss or theft as defined by the Laws in all relevant jurisdictions.  None of the Company or any of the Company Subsidiaries has been charged with, or received any notice of any claims of, the violation in any material respect of any Privacy Laws or any of their respective privacy policies.  The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Privacy Law.

(iii)        For the purposes of this Section 2.2(j):

(1)           “Personal Information” means, in addition to any definition provided by applicable law or by the Company and the Company Subsidiaries in any of their respective privacy policies, contracts, or other public-facing statements for any similar term (e.g., “personally identifiable information” or “PII”), all information identifying, regarding or capable of being associated with an individual person or device.  Personal Information may relate to any individual, including a current, prospective or former client (or a client’s customer or end user) or employee of any Person, and includes information in any form, including paper, electronic and other forms.

(2)             “Privacy Laws” means all applicable laws, legal requirements, and self-regulatory guidelines and principles relating to privacy, data security, and Personal Information and similar applicable consumer protection laws, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and any and all applicable laws governing breach notification in connection with Personal Information.  As used in this Agreement, “Privacy Laws” shall include the California Consumer Privacy Act, General Data Protection Regulation and the rules and regulations promulgated thereunder, and applicable state laws.

(k)         No Undisclosed Liabilities.  There are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) liabilities adequately reflected or reserved against in accordance with GAAP in the Company’s audited balance sheet as of December 31, 2019 and (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2019 and that have not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)      Mortgage Lending.  The Company and each of the Company Subsidiaries have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary has satisfied, in all material respects (i) all Laws with respect to the origination, insuring, purchase, sale, servicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(m)        Bank Secrecy Act; Anti-Money Laundering; OFAC; and Customer Information.  The Company is not aware of, has not been advised of, and, to the Knowledge of the Company, has no reason to believe that any facts or circumstances exist that would cause it or any Company Subsidiary to be deemed to be not operating in compliance, in all material respects, with the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), any order or regulation issued by the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation.  The Company is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it to undertake any material remedial action.  The Company and each of the Company Subsidiaries have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and they have complied in all respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.  The Company will not directly or indirectly use the proceeds of the sale of the Common Stock pursuant to transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any Company Subsidiary, joint venture partner or other Person, towards any sales or operations in any country appearing on the OFAC Specially Designated Nationals List (“SDN List”) or for the purpose of financing the activities of any Person currently appearing on the SDN List.

(n)         Certain Payments.  Neither the Company nor any of the Company Subsidiaries, nor any directors, officers, nor to the Knowledge of the Company, employees or any Affiliates of the Company or the Company Subsidiaries or any other Person who to the Knowledge of the Company is associated with or acting on behalf of the Company or any of the Company Subsidiaries has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment in material violation of any Law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any applicable anti-bribery or anti-corruption laws, to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for the Company or any of the Company Subsidiaries, (B) to pay for favorable treatment for business secured by the Company or any of the Company Subsidiaries, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of the Company Subsidiaries or (ii) established or maintained any fund or asset with respect to the Company or any of the Company Subsidiaries that was required by Law or GAAP to have been recorded and was not recorded in the books and records of the Company or any of the Company Subsidiaries.  Neither the Company nor any Company Subsidiaries has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Entity, or received any audit report, written communication from a Governmental Entity, or whistleblower or other written complaint, involving alleged violations in any material respect of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any applicable anti-bribery or anti-corruption laws on the part of the Company, any of the Company Subsidiaries, or any Person acting on behalf of the Company or any of the Company Subsidiaries.

(o)         Absence of Certain Changes.  Since December 31, 2019 and except as Previously Disclosed or as required or contemplated by the terms of this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business consistent with past practices, (ii) through (and including) the date of this Agreement, no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any Company Subsidiary in the due performance and observance of any term, covenant or condition of any agreement to which the Company or any Company Subsidiary is a party and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)          Compliance with Laws.

(i)          The Company, each Company Subsidiary and each of their officers, agents, representatives and employees possesses, holds and have all material permits, licenses, franchises, authorizations, orders, consents, registrations, accreditations and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit the Company and each Company Subsidiary to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company and each Company Subsidiary (collectively, the “Governmental Authorizations”).  The Company and the Company Subsidiaries, and to the Company’s Knowledge, their respective officers, agents, representatives and employees, are not in default under any of such Governmental Authorizations, which default(s) would be, or be reasonably expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole).  The Company and each Company Subsidiary have complied with and (A) are not, and since December 31, 2017, have not been, in default or violation in any respect of, (B) are not under investigation with respect to, and (C) have not been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity (each, a “Law”), other than such noncompliance, defaults or violations as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole).  No Governmental Entity has placed any material restriction on the business or properties of the Company or any of the Company Subsidiaries.  As of the date hereof, the Bank has a Community Reinvestment Act rating of “outstanding.”

(ii)        Except for normal examinations conducted by a Governmental Entity in the ordinary course of business of the Company and the Company Subsidiaries, (A) no Governmental Entity has initiated or has pending any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of the Company Subsidiaries since December 31, 2017, (B) there is no unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of the Company Subsidiaries, and (C) there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of the Company Subsidiaries since December 31, 2017, in each case of clauses (A) through (C), which would reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries (taken as a whole).

(iii)       The Company and the Company Subsidiaries are not, and since December 31, 2017, have not been, in violation or default of any provisions of their respective certification of incorporation or bylaws (or similar governing documents).

(q)         Adequate Capitalization.  As of September 30, 2020, the Bank met or exceeded the standards necessary to be considered “adequately capitalized” under the FDIC’s regulatory framework for prompt corrective action.  As of the Closing and after giving effect to this Agreement, the transactions contemplated hereby and the Concurrent Transactions, the Bank meets or exceeds the standards necessary to be considered “adequately capitalized” under the FDIC’s regulatory framework for prompt corrective action.

(r)         Agreements with Regulatory Agencies.  The Company and the Company Subsidiaries (A) are not subject to any cease-and-desist or other similar order or enforcement action issued by, (B) are not a party to any written agreement, consent agreement or memorandum of understanding with, (C) are not a party to any commitment letter or similar undertaking to, and (D) are not subject to any capital directive by, and since December 31, 2019, neither the Company nor any of the Company Subsidiaries has adopted any board resolutions at the request of any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business, nor has the Company nor any of the Company Subsidiaries been advised since December 31, 2019 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the same.

(s)         Insurance.  The Company and each of the Company Subsidiaries are presently insured, and have been insured for at least the past two years, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  All of the policies, bonds and other arrangements providing for the foregoing (the “Company Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date, and there is no material breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by the Company or any of the Company Subsidiaries under any of the Company Insurance Policies or, to the Knowledge of the Company, by any other party to the Company Insurance Policies.  Neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy nor, to the Knowledge of the Company, is the termination of any such policies threatened in writing by the insurer, and there is no material claim for coverage by the Company, or any of the Company Subsidiaries, pending under any of such Company Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies or in respect of which such underwriters have reserved their rights.

(t)          Title.  The Company and the Company Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all material personal property owned by them, in each case free and clear of all Liens, except for Liens which do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Company or any Company Subsidiary.  Any real property and facilities held under lease by the Company or the Company Subsidiaries are leased pursuant to valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company or the Company Subsidiaries.

(u)          Intellectual Property. The Company and the Company Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) used in their businesses as conducted on the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of the Company, no product or service of the Company or the Company Subsidiaries infringes the Intellectual Property Rights of others.

(v)          Employee Benefits.

(i)        Section 2.2(v) of the Disclosure Schedule sets forth a correct and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (A) any current or former employee or director of the Company or any of the Company Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of the Company Subsidiaries or (B) the Company or any Company Subsidiary has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements are collectively referred herein to as the “Benefit Plans.”

(ii)      (A) Each Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Laws; (B) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability has occurred with respect to any Benefit Plan, and (C) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by the Company or any Company Subsidiary with respect to any Benefit Plan that has or is expected to result in any material liability or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)).

(iii)       The Company and the Company Subsidiaries will be in compliance, as of the Closing Date, with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively “EESA”).

(iv)        None of the Company or any Company Subsidiary or any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company or any Company Subsidiary would be deemed a “single employer” within the meaning of Section 4001 of ERISA, has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and none of Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(v)         Neither the Company nor any Company Subsidiary has any material unfunded liabilities existing under or in connection with any Benefit Plan, and each such Benefit Plan has been established and administered in all respects in accordance with its terms, and in compliance with applicable law, except where failure to be in compliance would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(vi)        Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) reasonably be expected to result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any Company Subsidiary.

(w)        Taxes.  All material Tax Returns required to be filed by, or on behalf of, the Company or the Company Subsidiaries have been timely filed, or will be timely filed, in accordance with all Laws, and all such Tax Returns are, or will be at the time of filing, complete and correct in all material respects.  The Company and the Company Subsidiaries have timely paid all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, have made adequate financial statement provisions therefor in accordance with GAAP.  There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or the Company Subsidiaries other than with respect to Taxes not yet due and payable.  As of the date of this Agreement, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings initiated by the Internal Revenue Service in respect of U.S. federal income tax matters.  None of the Company or any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).  The Company and each Company Subsidiary is, and has been since the date of its formation, a corporation for U.S. federal income tax purposes, and neither the Company nor any Company Subsidiary has elected pursuant to the Code to be treated as a Subchapter S corporation pursuant to Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have, or be reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect.

(x)          Labor.

(i)        Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, nor have there been in the last three years.  There are no strikes, work stoppages, slowdowns, labor picketing lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary, nor have there been any in the past year.

(ii)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all federal and state Laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes.

(iii)     There is no charge or complaint pending or threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices or other unlawful employment practices by the Company or any Company Subsidiary.

(iv)        To the Knowledge of the Company, since December 31, 2017, (i) no allegations of sexual harassment or misconduct have been made against (A) an officer of the Company or any of the Company Subsidiaries, (B) a member of the board of directors of the Company or any of the Company Subsidiaries, or (C) an employee of the Company or any of the Company Subsidiaries with a total annual compensation opportunity in excess of $75,000, and (ii) neither the Company nor any of the Company Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by (A) an officer of the Company or any of the Company Subsidiaries, (B) a member of the board of directors of the Company or any of the Company Subsidiaries, or (C) an employee of the Company or any of the Company Subsidiaries with a total annual compensation opportunity in excess of $75,000.

(y)         Brokers and Finders.  Except as Previously Disclosed, neither the Company nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby, the fees of which would be payable by the Investor.

(z)          Offering of Securities.

(i)         Neither the Company nor any Person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Shares to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance or sale of any of the Shares to be issued pursuant to this Agreement to be subject to the registration requirements of the Securities Act.  Neither the Company nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Shares pursuant to the transactions contemplated by this Agreement.  Assuming the accuracy of the Investor’s representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Investor.

(ii)         The Company is not disqualified from relying on Rule 506 of Regulation D (“Rule 506”) under the Securities Act for any of the reasons stated in Rule 506(d) (each such reason, a “Disqualification Event”) in connection with the issuance and sale of the Shares to the Investor.  The Company has furnished the Investor, a reasonable time prior to the date hereof, a description in writing of any matters that would have triggered disqualification under Rule 506(d) but which occurred before September 23, 2013, in each case, in compliance with the disclosure requirements of Rule 506(e).

(aa)      Affiliate Transactions.  No officer, director, five percent (5%) stockholder or other Affiliate of the Company (or any Company Subsidiary), or any individual who, to the Knowledge of the Company, is related by marriage or adoption to or shares the same home as any such Person, or any entity which, to the Knowledge of the Company, is controlled by any such Person (collectively, an “Insider”), is a party to any contract or transaction with the Company (or any Company Subsidiary) which pertains to the business of the Company (or any Company Subsidiary) or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary.  The foregoing representation and warranty does not include deposit accounts of an Insider at the Company or any Company Subsidiary or loans of $250,000 or less made in the ordinary course of business to Insiders in compliance with Regulation O and other applicable Law.

(bb)       Private Placement.  Assuming the accuracy of the Investor’s representations and warranties set forth in Section 2.3 of this Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Investor.  Assuming the Stockholder Approval is obtained (if required), the issuance and sale of the Shares hereunder does not contravene the rules and regulations of the Nasdaq Stock Market.

(cc)       Listing and Maintenance Requirements.  The Company’s Voting Common Stock is (and at the Closing, the Class A Common Stock will be) registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Voting Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.  The Company has not, in the 12 months preceding the date hereof, received written notice from the Nasdaq Stock Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Nasdaq Stock Market.

(dd)       Investment Company.  Neither the Company nor any of the Company Subsidiaries is required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(ee)       Acknowledgment Regarding the Investor’s Purchase of Shares.  The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby.  The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement, the transactions contemplated hereby and the Concurrent Other Transactions and any advice given by the Investor or any of its representatives or agents in connection with this Agreement, the transactions contemplated hereby and the Concurrent Other Transactions is merely incidental to Investor’s purchase of the Shares.

(ff)         No General Solicitation or General Advertising.  Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Shares.

(gg)        Shell Company Status.  The Company is not, and has never been, an issuer identified in Rule 144(i)(1) under the Securities Act.

(hh)       Valid Issuance of Shares.  The Shares sold and delivered in accordance with the terms hereof for the consideration expressed herein will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.  Assuming the accuracy of the representations and warranties of the Investor set forth in Section 2.3, the Shares will be issued in compliance with all applicable federal and state securities laws.

2.3       Representations and Warranties of the Investor. Except as Previously Disclosed, the Investor hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date (except for the representations and warranties that are as of a specific date which are made as of that date) that:

(a)          Organization and Authority.  The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely impair or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)          Authorization; No Conflicts.

(i)       The Investor has the necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its board of directors, general partner or managing members, investment committee, investment adviser or other authorized person, as the case may be, and no further approval or authorization by any of its stockholders, partners or other equity owners, as the case may be, is required.  This Agreement has been duly and validly executed and delivered by the Investor and, assuming due authorization, execution and delivery by the Company is the valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)       Neither the execution, delivery and performance by the Investor of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Investor with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the properties or assets of the Investor under any of the terms, conditions or provisions of (1) its articles of incorporation or bylaws, its certificate of limited partnership or partnership agreement or its similar governing documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which the Investor may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (B) violate any Law applicable to the Investor or any of its properties or assets, except in the case of clauses (A)(2) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially adversely affect the Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c)          Governmental Consents.  Except as set forth in the Disclosure Schedule, no Governmental Consents are necessary for the execution and delivery of this Agreement or for the purchase by the Investor of the Shares pursuant to this Agreement.

(d)        Purchase for Investment; Accredited Investor Status; Pre-Existing Relationship.  The Investor acknowledges that the Shares to be purchased by the Investor pursuant to this Agreement have not been registered under the Securities Act or under any state securities laws and may not be resold or transferred by the Investor without such registration or appropriate reliance on any available exemption from such requirements.  The Investor (i) is acquiring the Shares pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws solely for investment with no present intention to distribute any of the Shares to any Person, (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (iv) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act), (vi) is aware that the Company has entered into the Merger Agreement pursuant to which it is required to file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”), and (vi) began discussions regarding the potential for the Investment by this Agreement with representatives of the Company before the Registration Statement was filed with the SEC and Investor’s purchase of the Shares was not solicited by the Registration Statement or any other filing made by the Company with the SEC.

(e)          Brokers and Finders.  Neither the Investor, nor its Affiliates nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Investor in connection with this Agreement or the transactions contemplated hereby.

(f)          Access to Information.  The Investor acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and the Company Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Investment; and (iv) the opportunity to ask questions of management of the Company.

(g)       No Reliance.  The Investor has not relied on any representation or warranty made by any Person by or on behalf of the Company, including, without limitation, the Placement Agents, in connection with the Investment other than those contained in this Agreement.

(h)          Placement Agents.  The Investor acknowledges that the Placement Agents have not performed any due diligence review on behalf of the Investor.  Furthermore, the Investor will purchase the Shares directly from the Company and not from the Placement Agents and understands that neither the Placement Agents nor any other broker or dealer has any obligation to make a market in the Common Stock.

(i)          Accuracy of Representations.  The Investor understands that each of the Placement Agents and the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement and agrees that if any of the representations or acknowledgements set forth in Sections 2.3(d) or 2.3(f) are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Placement Agents and the Company.

ARTICLE 3.

COVENANTS

3.1       Conduct of Business Prior to Closing. Except as otherwise expressly required or contemplated by this Agreement or applicable Law, or with the prior written consent of the Investor, between the date of this Agreement and the Closing, the Company shall, and the Company shall cause each Company Subsidiary to:

(a)         use commercially reasonable efforts to conduct its business only in the ordinary course of business consistent with past practice; and

(b)        use commercially reasonable efforts to (i) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and any Company Subsidiary and (ii) preserve business relationships with customers, suppliers, consultants and others having business dealings with the Company; provided, however, that nothing in this clause (b) shall place any limit on the ability of the Board of Directors to act in accordance with, or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with, its duties or the Company’s obligations under applicable Law or imposed by any Governmental Entity.

3.2         Use of Proceeds. The proceeds received by the Company from the sale of the Shares contemplated hereunder (net of any applicable costs and expenses) will be used in a manner consistent in all material respects with the capital deployment plan provided by the Company to the Investor prior to the execution of this Agreement.

3.3          Regulatory Filings. The Company shall make all filings pursuant to any applicable state securities laws and Regulation D of the Securities Act that are required to be made in connection with the Closing.

3.4       Confidentiality. The Investor acknowledges that the information being provided to it in connection with the transactions contemplated hereby includes confidential information that has not been publicly disclosed and agrees to maintain the confidentiality of the information with the same degree of care that it uses to protect its own confidential information. Notwithstanding the foregoing, the Investor and its Affiliates shall not be prohibited from disclosing, with reasonable prior notice to the Company to the extent permitted under applicable Law, such confidential information to any governmental agency, regulatory authority or self-regulatory authority with authority to regulate or oversee any aspect of its or its affiliates’ business, including (without limitation) bank and securities examiners, in the course of routine inspections, examinations or inquiries thereby and in such case, the Investor will request confidential treatment of any such information that it discloses.

3.5         Publicity.

(a)          The Company shall not publicly disclose the financial or other terms of the transactions contemplated hereby or the name of any Investor or any Affiliate or investment adviser of any Investor, or include the name of any Investor or any Affiliate or investment adviser of any Investor in any press release or filing with the SEC or the Nasdaq Stock Market and shall not use any names, trademarks, service marks or trade names of the Investor or its Affiliates in any form of advertising and publicity or public statements, without the prior written consent of such Investor, except (i) as required by federal securities Law in connection with the filing of final transaction documents with the SEC or (ii) to the extent such disclosure is required by applicable Law, at the request of the staff of the SEC or at the request of the Nasdaq Stock Market regulations, in which case the Company shall provide each such Investor with prior written notice of such disclosure and the form of such disclosure shall be subject to the approval of such Investor, such approval not to be unreasonably withheld or delayed.

(b)       Following the Company’s public disclosure of the consummation of the transactions contemplated hereby and until such time as the Investor ceases to hold any of the Shares, the Company hereby grants a non-exclusive, non-transferrable, royalty-free license from the Company to the Investor to use, display and publish the Company’s name or logo (the “Marks”) on the Investor’s website together with a statement indicating that the Investor has invested in the Company and shall be accompanied by the following description of the Company: “a bank lender focusing on multi-family residential and commercial real estate loans and other investments in financially underserved urban areas.” Nothing contained in this Agreement will give the Investor or any of its subsidiaries any right, title or interest in or to the Marks or the goodwill associated therewith, except for limited usage rights expressly provided above. The Investor acknowledges and agrees that, as between the Company and the Investor and its subsidiaries, the Company is the sole owner of all rights in and to the Marks.

3.6        Commercially Reasonable Efforts. Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of the Parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other Party in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, including but not limited to: (a) the satisfaction of the conditions precedent to the obligations of the Parties; (b) the obtaining of applicable Governmental Consents, and consents, waivers and approvals of any other third parties; (c) defending of any claim, action, suit, investigation or proceeding, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (d) the execution and delivery of such instruments, and the taking of such other actions as the other Party may reasonably request in order to carry out the intent of this Agreement.  Notwithstanding the foregoing, under no circumstances will the Investor be required to disclose to the Company, the Company Subsidiaries or any third party any information the disclosure of which is prohibited by Law, nor shall it be required to agree to any restrictions, conditions or commitments imposed or otherwise required by any Government Entity that are determined by the Investor in its sole discretion to be unduly burdensome, other than customary passivity commitments, in order to consummate and make effective the transactions contemplated hereby.

3.7         Legend.

(a)       The Investor agrees that all certificates or other instruments representing the Shares subject to this Agreement shall bear legends substantially to the following effect, until such time as they are not required under Section 3.7(b)

“THE SHARES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b)         Upon request of the Investor, the Company shall promptly cause such legends to be removed from any certificate for any Shares to be so transferred if such Shares are being transferred pursuant to an exemption from the registration securities requirements of the Securities Act and applicable state Laws, subject to receipt by the Company of an opinion of counsel for the Investor reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws.  The Investor acknowledges that the sale of the Shares provided for herein has not been registered under the Securities Act or under any state securities Laws and agrees that it shall not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

3.8        Exchange Listing. The Company shall use its reasonable best efforts to cause the Shares to be approved  for listing on the Nasdaq Stock Market as promptly as possible.

3.9        Authorized Shares. The Company will at all times reserve, free of any preemptive or similar rights of stockholders of the Company, a number of unissued shares of Class A Common Stock, sufficient to convert automatically, in accordance with the terms of the certificate of incorporation of the Company, all of the shares of Class C Common Stock then outstanding.

3.10       Rule 144 Reporting. With a view to making available to the Investor the benefits of certain rules and regulations of the SEC which may permit the sale of the Shares by the Investor without registration under the Securities Act upon compliance with the initial holding period and other applicable requirements of Rule 144 under the Securities Act, the Company agrees to use its reasonable best efforts to:

(i)        make and keep adequate current public information with respect to the Company available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(ii)        so long as the Investor owns any of the Shares, furnish to the Investor forthwith upon request: (A) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; (B) a copy of the most recent annual or quarterly report of the Company; and (C) such other reports and documents as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any of the Shares without registration; and

(iii)       to take such further action as the Investor may reasonably request, all to the extent required from time to time to enable the Investor to sell Shares without registration under the Securities Act.

3.11      Exchange Rights. The Investor shall have the right from time to time to exchange any of the shares of Class A Common Stock acquired by the Investor hereunder for Class C Common Stock in order to reduce its ownership of voting common stock to less than 4.9% of the then outstanding shares of Class A Common Stock. Any shares of Class C Common Stock received by the Investor or any Affiliate of the Investor pursuant to this Section 3.11 shall not be convertible by the Investor into shares of Class A Common Stock or any other voting security of the Company, and any such shares shall be subject to the restrictions set forth in the provisions of the Company’s certificate of incorporation relating to the Class C Common Stock.

ARTICLE 4.

TERMINATION

4.1         Termination. This Agreement may be terminated prior to the Closing:

(a)          by mutual written agreement of the Company and the Investor;

(b)        by either Party, upon written notice to the other Party in the event that the Closing does not occur on or before September 1, 2021; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)          by either Party, upon written notice to the other Party, in the event that (i) Stockholder Approval is required under applicable Law or the rules and regulations of the Nasdaq Stock Market, but has not been obtained on or prior to the closing date of the Merger or (ii) the Authorized Shares Increase Approval has not been obtained on or prior to the closing date of the Merger;

(d)          by the Investor, upon written notice to the Company, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(c)(ii)(A) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in the absence of such breach or condition; provided that this Section 4.1(d) shall only apply if the Investor is not in material breach of any of the terms of this Agreement;

(e)          by the Company, upon written notice to the Investor, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Investor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(c)(iii)(A) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in absence of such breach or condition; provided that this Section 4.1(e) shall only apply if the Company is not in material breach of any of the terms of this Agreement; or

(f)        by any Party, upon written notice to the other Party, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and non-appealable.

4.2        Effects of Termination. In the event of any termination of this Agreement as provided in Section 4.1, this Agreement (other than Section 3.4, this Article 4 and Article 6 of this Agreement, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement.

ARTICLE 5.

INDEMNITY

5.1         Indemnification by the Company.

(a)          After the Closing, and subject to Sections 5.1(b), 5.3 and 5.4, the Company shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Investor and its Affiliates, and their respective successors and assigns, officers, directors, partners, members and employees, as applicable, (the “Investor Indemnified Parties”) against and from, and reimburse any of the Investor Indemnified Parties for, all Losses that any of the Investor Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with (1) the inaccuracy or breach of any representation or warranty made by the Company in this Agreement or any certificate delivered pursuant hereto or (2) any breach or failure by the Company to perform any of its covenants or agreements contained in this Agreement.  Notwithstanding anything herein to the contrary, the obligations of the Company under this Section 5.1(a) shall not be applicable to or inure to the benefit of any transferee of the Common Stock sold pursuant to this Agreement who is not an Affiliate of the Investor.

(b)         Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless any of the Investor Indemnified Parties against, or reimburse any of the Investor Indemnified Parties for, any Losses pursuant to Section 5.1(a) (other than Losses arising out of the inaccuracy or breach of any Company Specified Representations) until the aggregate amount of the Investor Indemnified Parties’ Losses for which the Investor Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5.1(a) exceeds $100,000 (the “Threshold Amount”), upon the occurrence of which the Company shall be obligated for all of the Investor Indemnified Parties’ Losses for which the Investor Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5.1(a).  Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless the Investor Indemnified Parties against, or reimburse the Investor Indemnified Parties for, any Losses pursuant to Section 5.1(a) in a cumulative aggregate amount exceeding the Purchase Price paid by the Investor to the Company pursuant to Section 1.1.

(c)        For purposes of Section 5.1(a), in determining whether there has been a breach of a representation or warranty, the Parties hereto shall ignore any “materiality,” “Material Adverse Effect” or similar qualifications.

5.2         Indemnification by the Investor.

(a)          After the Closing, and subject to Sections 5.2(b), 5.3 and 5.4, the Investor shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Company and its respective Affiliates and their respective successors and assigns, officers, directors, partners, members, employees, representatives and agents (collectively, the “Company Indemnified Parties”) against and from, and reimburse any of the Company Indemnified Parties for, all Losses that the Company Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with (1) the inaccuracy or breach of any representation or warranty made by the Investor in this Agreement or any certificate delivered pursuant hereto or (2) any breach or failure by such Investor to perform any of its covenants or agreements contained in this Agreement.

(b)          Notwithstanding anything to the contrary contained herein, the Investor shall not be required to indemnify, defend or hold harmless any of the Company Indemnified Parties against, or reimburse any of the Company Indemnified Parties for any Losses pursuant to Section 5.2(a)(1) until the aggregate amount of the Company Indemnified Parties’ Losses for which the Company Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5.2(a) exceeds the Threshold Amount, upon the occurrence of which the Investor shall be obligated for all of the Company Indemnified Parties’ Losses for which the Company Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5.2(a)(1).  Notwithstanding anything to the contrary contained herein, the Investor shall not be required to indemnify, defend or hold harmless the Company Indemnified Parties against, or reimburse the Company Indemnified Parties for, any Losses pursuant to Section 5.2(a)(1) in a cumulative aggregate amount exceeding the Purchase Price paid by the Investor to the Company pursuant to Section 1.1 hereof.

(c)          For purposes of Section 5.2(a), in determining whether there has been a breach of a representation or warranty, the Parties shall ignore any “materiality” or similar qualifications.

5.3         Notification of Claims.

(a)        Any Person that may be entitled to be indemnified under this Article 5 (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought hereunder, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The Parties agree that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 6.1 for such representation, warranty, covenant or agreement; provided, that if, prior to such applicable date, a Party hereto shall have notified the other Party hereto in accordance with the requirements of this Section 5.3(a) of a claim for indemnification under this Agreement (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Agreement notwithstanding the passing of such applicable date.

(b)         Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 5.3(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel reasonably acceptable to the Indemnified Party and at its own expense.  The Indemnified Party shall have the right to employ counsel on its own behalf for, and otherwise participate in the defense of, any such Third Party Claim, but the fees and expenses of its counsel will be at its own expense unless (A) the employment of counsel by the Indemnified Party at the Indemnifying Party’s expense has been authorized in writing by the Indemnifying Party, (B) the Indemnified Party reasonably believes there may be a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim, (C) the Indemnified Party reasonably believes there are legal defenses available to it that are different from, additional to or inconsistent with those available to the Indemnifying Party, or (D) the Indemnifying Party has not in fact employed counsel to assume the defense of such Third Party Claim within a reasonable time after receipt of notice of the commencement of such Third Party Claim, in each of which cases the fees and expenses of such Indemnified Party’s counsel shall be at the expense of the Indemnifying Party; provided, however, that in the event that the Company is required to assume the fees and expenses of such Investor Indemnified Party’s counsel in accordance with the foregoing and such Investor Indemnified Party is similarly situated with any other “Investor Indemnified Party” under any of the other stock purchase agreements with respect to any Third Party Claim, and does not have any conflict of interest with such Person in the conduct of the defense of such Third Party Claim or have legal defenses available to it that are different from, additional to or inconsistent with those available to such Person, such Investor Indemnified Party shall be required to employ the same counsel as such Person and the Company shall be responsible for the fees and expenses of only one such counsel for such Investor Indemnified Party and such other Person or Persons (assuming any of clauses (A) through (D) above is satisfied).  The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence.  The Indemnified Party shall, and shall cause each of its Affiliates and representatives to, use reasonable best efforts to cooperate with the Indemnifying Party in the defense of any Third Party Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any statement, finding or admission of any fault, culpability, failure to act, violation of Law or admission of any wrongdoing by or on behalf of the Indemnified Party, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from any and all liabilities in respect of such Third Party Claim.  An Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); provided, that such consent shall not be required if the Indemnifying Party has not fulfilled any material obligations under this Section 5.3(b).

(c)         In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 5.3(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Agreement.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

5.4         Indemnification Payment. In the event a claim or any Action for indemnification hereunder has been finally determined, the amount of such final determination shall be paid by the Indemnifying Party to the Indemnified Party on demand in immediately available funds.  A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Agreement when the Parties have so determined by mutual agreement or, if disputed, when a final non-appealable judicial order has been entered into with respect to such claim or Action.

5.5     Exclusive Remedies. Subject to Section 6.14, each Party acknowledges and agrees that following the Closing, the indemnification provisions hereunder shall be the sole and exclusive remedies of the Parties for any breach of the representations, warranties or covenants contained in this Agreement.  No investigation of the Company by the Investor, or of the Investor by the Company, whether prior to or after the date of this Agreement, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.  The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE 6.

MISCELLANEOUS

6.1         Survival.  The representations and warranties of the Parties contained in this Agreement shall survive in full force and effect until the date that is fifteen (15) months after the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period), at which time they shall terminate and no claims shall be made for indemnification under Section 5.1 or Section 5.2, as applicable, for breaches of representations or warranties thereafter, except the Company Specified Representations (other than the representations and warranties made in Section 2.2(v), which shall survive until the expiration of the applicable statute of limitations) and the Investor Specified Representations shall survive the Closing indefinitely.  The covenants and agreements set forth in this Agreement shall survive until the expiration of any applicable statute of limitations or until performed or no longer operative in accordance with their respective terms.  Notwithstanding the foregoing, the Company Specified Representations shall survive for the period of the applicable statute of limitations.

6.2        Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.  In addition, the following terms shall have the meanings assigned to them below:

(a)        the term “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person provided that no security holder of the Company shall be deemed to be an Affiliate of any other security holder or of the Company or any of the Company Subsidiaries solely by reason of any investment in the Company and, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b)       the term “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities;

(c)          the term “Board of Directors” means the Board of Directors of the Company;

(d)          the term “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of California generally are authorized or required by Law or other governmental actions to close;

(e)          the term “Capital Stock” means the capital stock or other applicable type of equity interest in a Person;

(f)          the term “Code” means the Internal Revenue Code of 1986, as amended;

(g)         the term “Company Specified Representations” means the representations and warranties made in Section 2.2(a), Section 2.2(b), Section 2.2(c), Section 2.2(d), Section 2.2(x), Section 2.2(z) and Section 2.2(hh);

(h)        the term “Disclosure Schedule” shall mean a schedule delivered, on or prior to the date of this Agreement, by (i) the Investor to the Company and (ii) the Company to the Investor setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to the Investor, or to one or more covenants contained in Article 3;

(i)          the term “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time;

(j)          the term “Governmental Consent” means any notice to, registration, qualification, designation, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or the expiration or termination of any statutory waiting periods;

(k)      the term “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization or securities exchange;

(l)          the term “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Bank, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral;

(m)       the term “Investor Specified Representations” means the representations and warranties made in Section 2.3(b)(i), Section 2.3(d) and Section 2.3(f);

(n)        the term “Knowledge” of the Company and words of similar import mean the knowledge of any directors or executive officers of the Company listed on the Disclosure Schedule hereto;

(o)        the term “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Bank or a security backed by or representing an interest in any such mortgage loan;

(p)        the term “Losses” means any and all losses, damages, reasonable costs, reasonable expenses (including reasonable attorneys’ fees and disbursements), liabilities, settlement payments, awards, judgments, fines, obligations, claims, and deficiencies of any kind, excluding special, consequential, exemplary and punitive damages;

(q)         the term “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity;

(r)         the term “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such Person or a Subsidiary of such Person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more Subsidiaries thereof;

(s)        the term “Tax” or “Taxes” means all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any Governmental Entity, whether or not disputed;

(t)          the term “Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated Tax;

(u)         the term “Voting Securities” means at any time shares of any class of Capital Stock of the Company, including but not limited to Voting Common Stock (or, after giving effect to the Merger Transactions, Class A Common Stock), and Voting Debt that are then entitled to vote generally in the election of directors;

(v)          the word “or” is not exclusive;

(w)        the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(x)        the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(y)       all article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit and schedule references not attributed to a particular document shall be references to such exhibits and schedules to this Agreement.

6.3        Amendment and Waivers. The conditions to each Party’s obligation to consummate the Closing are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by Law.  No amendment or waiver of any provision of this Agreement will be effective against any Party unless it is in a writing signed by a duly authorized officer of such Party.

6.4       Counterparts and Facsimile. For the convenience of the Parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles shall be deemed as sufficient as if manually signed signature pages had been delivered.

6.5        Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

6.6        WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, EQUITY, TORT OR ANY OTHER THEORY.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN BY EACH OF THE PARTIES, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF THEIR RESPECTIVE COMPETENT LEGAL COUNSEL.

6.7          Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, provided that any such notice, request, instruction or other document to be given hereunder shall not be deemed to have been duly given unless and until it is sent via electronic mail to the recipient thereof.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)          If to the Investor, to the address set forth on the Investor’s signature page to this Agreement.

(b)          If to the Company:

Broadway Financial Corporation
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036
Attn: Brenda Battey,
Chief Financial Officer
Email: bbattey@broadwayfederalbank.com

with a copy (which copy shall not constitute notice) to:

Arnold & Porter LLP
777 South Figueroa Street,
44th Floor
Los Angeles, California 90017
Attn: James R. Walther, Esq.
Fax: (213) 243-4199
Email: James.Walther@arnoldporter.com

6.8      Entire Agreement. This Agreement constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, inducements or conditions, both written and oral, among the Parties, with respect to the subject matter hereof and thereof.

6.9         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, including any purchasers of the Common Stock to be issued pursuant to this Agreement.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor.  The Investor may assign some or all of its rights hereunder or thereunder without the consent of the Company to any Affiliate of the Investor, and such assignee shall be deemed to be an Investor hereunder with respect to such assigned rights and shall be bound by the terms and conditions of this Agreement that apply to the Investor.

6.10       Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11      Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

6.12      Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the Parties, any benefit right or remedies, except that the Placement Agents may rely on the representations and warranties contained herein to the same extent as if they were party to this Agreement and the provisions of Sections 5.1 and 5.2 shall inure to the benefit of the Persons referred to in such Sections.

6.13      Public Announcements. The Investor will not make (and will use its reasonable best efforts to ensure that its Affiliates and representatives do not make) any news release or public disclosure with respect to this Agreement and any of the transactions contemplated hereby, without first consulting with the Company and, in each case, also receiving the Company’s consent (which shall not be unreasonably withheld, conditioned or delayed).

6.14       Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

6.15       No Recourse to Other Persons. This Agreement may only be enforced against the named Parties.  All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as Parties or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of any Party (including any person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BROADWAY FINANCIAL CORPORATION

By:
	Name:	Wayne-Kent A. Bradshaw
	Title:	President and Chief Executive Officer

[Stock Purchase Agreement]

ALLY VENTURES, A BUSINESS UNIT OF ALLY FINANICAL INC.

By:
Name:
Title:

Address for notices:

300 Park Avenue, Floor 4 New York, New York 10022
Attention: Peter Greene
Managing Director, Head of M&A and Ally Ventures
Email: peter.greene@ally.com

With a copy to:

Ally Financial Inc.
500 Woodward Avenue Detroit, Michigan 48226
Attention: Richard Kent
Deputy General Counsel
Email: Richard.kent@ally.com

[Stock Purchase Agreement]